Exhibit 99.1
The Vita Coco Company Announces CFO Transition
CFO Kevin Benmoussa Intends to Step Down August 31.
NEW YORK, (June 17, 2022) — The Vita Coco Company, Inc. (NASDAQ: COCO) (“Vita Coco” or the “Company”), a leading high-growth platform of better-for-you beverage brands, today announced that CFO Kevin Benmoussa will depart the company later this year in order to pursue an expanded finance and executive role outside of the beverage industry. It is expected that Benmoussa will remain at The Vita Coco Company until August 31st to fully complete second quarter reporting activity. The Company will conduct a formal search for Benmoussa’s replacement.
“Kevin has been an outstanding leader at our company who has guided us through a period of strong growth despite the challenges of a global pandemic,” said Mike Kirban, Co-Founder and Executive Chairman of The Vita Coco Company. “Beyond benefiting from his expertise in the beverage industry, Kevin is a great colleague and friend. I am lucky to have had him by my side since 2018, and I am especially proud of his work to support The Vita Coco Company’s IPO in 2021.”
Kevin Benmoussa joined The Vita Coco Company in 2018. During his tenure, Benmoussa was responsible for expanding the company’s accounting, financial planning, legal, human resources and IT departments in anticipation of The Vita Coco Company’s initial public offering, which occurred in October 2021.

ABOUT THE VITA COCO COMPANY
The Vita Coco Company, Inc. was co-founded in 2004 by Michael Kirban and Ira Liran. Pioneers in the functional beverage category, The Vita Coco Company’s brands include the leading coconut water, Vita Coco; clean energy drink, Runa; sustainable enhanced water, Ever & Ever; and protein-infused water, PWR LIFT. With its ability to harness the power of people and plants, and balance purpose and profit, The Vita Coco Company has created a modern beverage platform built for current and future generations.

CONTACTS
Investor:
John Mills
646-277-125
investors@thevitacococompany.com

Media:
Tim Biba
203-428-3222
tbida@soleburytrout.com

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to future plans for the Company’s management, operations and strategic goals. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the control of the company. These factors include, but are not limited to factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 14, 2022, our Quarterly

Reports on Form 10-Q and our other filings with the SEC as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and we disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.